Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

November 7, 2011

American Capital Agency Corp.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Re: American Capital Agency Corp. Common Stock Shelf Takedown

Ladies and Gentlemen:

We have acted as special counsel to American Capital Agency Corp., a Delaware corporation (the "Company"), in connection with the Company's sale of an aggregate of 40,530,000 shares (the "Securities") of common stock of the Company, par value $.01 per share (the "Common Stock"), pursuant to the Underwriting Agreement, dated October 26, 2011, by and among Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein, the Company and American Capital AGNC Management, LLC, a Delaware limited liability company and the manager of the Company. The Securities were registered by the Company with the Securities and Exchange Commission (the "Commission") on the Company's automatic shelf registration statement on Form S-3 (No. 333-170374) filed on November 4, 2010 by the Company (the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Act"). The Registration Statement relates to, among other things, the issuance and sale by the Company, from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of an indeterminate number of shares of Common Stock.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware (the "Certificate of Incorporation"), (iii) the Second Amended and Restated By-laws of the Company, as currently in effect (the "By-Laws") and (iv) certain resolutions of the board of directors of the Company (the "Board") relating to the registration and sale of the Securities.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. In addition, we have assumed that the issuance and sale of the Securities do not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is subject, (ii) any law, rule or regulation to which the Company is subject (other than Opined on Law, as defined below), (iii) any judicial or regulatory order or decree of any governmental authority (other than those under Opined on Law) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (other than those under Opined on Law). As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Our opinions set forth herein are limited to the provisions of the Delaware General Corporation Law and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the laws of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities have been duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP